Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement” or “Release”) is entered into by and between Support.com, Inc. (“Employer” or “Company”) and Elizabeth M. Cholawsky (“Employee”).

I.
RECITALS

1.1           Employee is employed by Employer in the position of President and Chief Executive Officer.

1.2           Employee has notified Employer that she will resign from her employment with Employer effective October 28, 2016.

1.3           Employer and Employee are entering into this Agreement to assist Employee’s transition to other employment, and to provide for the release of any claims related to Employee’s employment with Employer.

ACCORDINGLY, in consideration of the terms, conditions and agreements set forth below, Employer and Employee agree as follows:

II.
AGREEMENTS

2.1           Termination of Employment. Employee will resign her employment effective October 28, 2016 (“Termination Date”). On the Termination Date, Employee shall receive payment for: (a) all salary earned through the Termination Date in the amount of Seven Thousand One Hundred Fifteen Dollars and Thirty-Eight Cents ($7,115.38); (b) unpaid bonus compensation earned in 2016 in the amount of Twenty Seven Thousand Eight Hundred Five Dollars and Thirty-Seven Cents ($27,805.37); and (c) all accrued, unused paid time off through the Termination Date in the amount of Thirty One Thousand Three Hundred Seven Dollars and Sixty-Nine Cents ($31,307.69).

2.2           Severance Payment and Benefits.

(a)           Severance Payment. Subject to Employee’s execution of this Agreement, and provided that Employee does not revoke the Agreement pursuant to paragraph 2.16 Employer will, no later than the first payroll date following the Effective Date of this Agreement, pay Employee a lump sum severance payment in the amount of $370,000, less applicable withholdings. This payment will be mailed to Employee’s home or other address designated by Employee. Employee acknowledges that the payment referenced herein constitutes special consideration to Employee in exchange for the promises made herein and that Employer would not otherwise be obligated to provide any such payment.

(b)           Extension of Medical Coverage. In further exchange for the release of claims and other promises by Employee detailed in this Agreement, Employee and her eligible dependents shall be entitled to continue to participate in Employer’s medical, dental, and vision insurance plans at the full applicable Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) rate for the applicable COBRA period after regular benefit coverage ends. Employer will pay for COBRA continuation coverage for Employee and Employee’s dependents currently on the medical, dental, and vision insurance plans, until the earlier of: (1) the expiration of the twelve (12) months measured from the Termination Date; or (2) the first date Employee is covered under another employer’s heath benefit program which provides substantially the same level of benefits without exclusion for pre-existing medical conditions. For purposes of the foregoing, any Employer payments for Employee’s continued health coverage will be treated as taxable compensation to the extent necessary to preclude a violation of Section 105(h) of the Internal Revenue Code. Additionally, if the Employer determines at any time that it cannot make payments towards Employee’s health coverage as contemplated in this paragraph without violating applicable law (including, without limitation, Section 2716 of the Public Health Services Act), Employer will cease making payments for such coverage and will thereafter pay Employee a monthly taxable payment in a gross amount equal to the monthly cost for Employee to continue her coverage pursuant to Code Section 4980B as of the Termination Date (for Employee and/or her eligible dependents, as applicable), with the monthly payments to cease at the end of the twelve (12) month period measured from the Termination Date regardless of whether Employee continues health care coverage through one of Employer’s plans or whether Employee receives other coverage. Employee shall be responsible for all payments related to COBRA continuation coverage after the expiration of the 12 month period. Employee is responsible for completing and submitting all applicable enrollment documents as may be required by the administrator. Employee’s participation in the above-referenced plans shall otherwise be subject to the terms and conditions of the plans as applicable to employees generally from time to time, including the right of Employer to amend or terminate the plans.

2.3           Release of Claims. Subject only to paragraph 2.4, Employee on Employee’s own behalf, and on behalf of Employee’s successors and assigns, releases the Employer and its past and present affiliates, subsidiaries, agents, related entities, officers, directors, shareholders, employees, attorneys, insurers, predecessors, successors, representatives, heirs and assigns (“Released Parties”) from all claims, causes of action, suits, debts, and demands of any and every kind, nature and character, presently known and unknown, arising from or relating to any act or omission occurring prior to the date Employee signs this Agreement. This Release includes, but is not limited to, any claims under federal, state and local non-discrimination laws such as Title VII of the Civil Rights Act of 1964 as amended, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Employee Retirement and Income Security Act of 1974 as amended (“ERISA”), the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967 as amended (“ADEA”), the Fair Employment and Housing Act, the Family and Medical Leave Act, the California Labor Code, the Worker Adjustment and Retraining Notification Act (“WARN”) and under any and all other applicable federal, state and local laws affecting employment rights or prohibiting employment discrimination. This Release also includes any claim for intentional or negligent infliction of emotional distress, wrongful discharge, misrepresentation, defamation, violation of any public policy or statute, breach of any implied or express contract between Employer and Employee, or any policy of the Employer or any remedy for any such claim or breach, any claim for wages, compensation, vacation pay, sick pay, compensatory time, commissions, benefits and all remedies of any type, including, but not limited to, monetary damages, injunctive relief, and attorneys’ fees/costs in any action that may be brought on Employee’s behalf against Employer and/or the Released Parties by any government agency or other person.

2.4           Claims Not Affected by Release. This Agreement does not affect Employee’s right to unemployment, disability and paid family leave insurance benefits, if any such benefit programs apply, pursuant to the terms of applicable state law; workers' compensation insurance benefits pursuant to Division 4 of the California Labor Code (or comparable law of another state applicable to Employee) under any worker’s compensation insurance policy or fund of the Employer; continued participation in the Employer’s group health benefit plans pursuant to the terms and conditions of COBRA; any benefit entitlement(s) vested as of the Termination Date, pursuant to written terms of any applicable employee benefit plan sponsored by the Employer and governed by ERISA; any stock and option shares vested as of the Termination Date, pursuant to the written terms and conditions of any stock and/or option grant by the Employer to Employee existing before the Termination Date; violation of any federal, state or local statutory and/or public policy right or entitlement that, by applicable law, is not waivable; and any wrongful act or omission by any Releasee occurring after the date Employee signs this Agreement.

2.5           Unknown Claims. Employee understands that the release of claims set forth in paragraph 2.3 above covers claims that Employee knows about and those Employee may not know about. Employee expressly waives all rights under Section 1542 of the California Civil Code, which Section Employee has read and understands, and which provides as follows:

SECTION 1542. A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

2.6           Other Claims. Employee represents and warrants that Employee has filed no claims, lawsuits, charges, grievances, or causes of action of any kind against Employer and/or the Released Parties, and that, to the best of Employee’s knowledge, Employee possesses no claims (including, but not limited to, any claim under the California Labor Code, the FLSA, the FMLA and/or Workers’ Compensation Claims). Further, Employee represents and warrants that Employee has no knowledge of any violations of the federal securities laws (including, but not limited to, whistleblower provisions of the Dodd- Frank Wall Street Reform and Consumer Protection Act).

2.7           Non-Disparagement. Employee agrees not to make, or encourage any other person to make, any negative or disparaging statements, as fact or as opinion, about any of the Releasees or their products, services, vendors, customers, or prospective customers, or any person acting by, through, under or in concert with any of them.

2.8           Proprietary Information. Employee agrees that any sensitive proprietary or confidential information or data, including without limitation, trade secrets, customer lists, customer contacts, customer relationships, financial data, long range or short range plans, training materials, marketing strategies, sales strategies and other data and information of a competition-sensitive nature Employee acquired while an employee of Employer, shall not be disclosed or used in a manner detrimental to the interest of Employer and/or the Released Parties.

2.9           Agreement Not To Sue. Employee represents and warrants that Employee has not filed or commenced any complaints, claims, actions or proceedings of any kind against Employer with any federal, state or local court or any administrative, regulatory or arbitration agency or body. Employee further agrees not to instigate, encourage, assist or participate in any court action or arbitration proceeding commenced by any other person (except a government agency) against the Company. In the event any government agency seeks to obtain any relief on behalf of Employee with regard to any claim released and waived by Paragraphs 2.3 and 2.5 of this Agreement, Employee covenants not to accept, recover or receive any monetary relief or award that may arise out of or in connection with any such proceeding.

2.10         Amendments. No addition, modification, amendment or waiver of any part of this Agreement shall be binding or enforceable unless executed in writing by both parties hereto.

2.11         Severability. Should any part of this Agreement be declared invalid, void or unenforceable, all remaining parts shall remain in full force and effect and shall in no way be invalidated or affected.

2.12         Return of Property. Employee represents that Employee has returned or will return to Employer all files, records, keys, access cards, discs, software, and other property of Employer in her possession or under her control.

2.13         Confidentiality. Employee agrees to maintain in strictest confidentiality the terms and existence of this Agreement, with the exception that Employee may disclose such matters to any attorney who is providing advice or to an accountant or federal or state tax agency for purposes of complying with any tax laws or as otherwise required by law.

2.14         Continuing Rights and Obligations. Employee acknowledges and affirms that she has ongoing obligations to the Employer after the Termination Date, under the Confidential Information and Invention Assignment Agreement that Employee signed in connection with her employment with Employer and a copy of which is attached hereto as Attachment I (“CITA”). Employee understands that nothing in this Agreement prevents or prohibits her from (i) filing a claim with a government agency that is responsible for enforcing a law, (ii) providing information regarding her former employment relationship with Employer, as may be required by law or legal process, or (iii) cooperating, participating or assisting in any government or regulatory entity investigation or proceeding pertaining to Employer. However, Employee also understands that, based on the release of claims provided in Paragraphs 2.3 and 2.5 herein, Employee may only seek and receive non-personal forms of relief through any claim she may file with a government agency. Employee also understands and agrees that, even if required by subpoena to provide testimony, or otherwise to cooperate, participate or assist in any legal, government or regulatory proceeding that pertains to her former employment with Employer, Employee shall promptly give written notice to Employer’s Chief Executive Officer (with attention to the Legal Department) that she has been requested or required to violate the CITA in connection with or during such testimony, legal, government or regulatory proceeding, so that Employer may take legal action to protect its rights under the CITA.

2.15         Governing Law. This Agreement and its enforceability shall be construed in accordance with the laws of the State of California.

2.16         Employee’s Rights to Seek Advice and to Review and Revoke this Agreement.

(a)           ADEA Release Requirements Satisfied. Employee understands that this Agreement has to meet certain requirements to validly release any ADEA claims Employee might have, and Employee represents and warrants that all such requirements have been satisfied. Employer hereby advises Employee that, before signing this Agreement, she may take twenty-one (21) days to consider this Agreement. Employee acknowledges that: (i) she took advantage of as much of this period to consider this Agreement as she wished before signing; (ii) she carefully read this Agreement; (iii) she fully understands it; (iv) she entered into this Agreement knowingly and voluntarily (free from fraud, duress, coercion, or mistake of fact); (v) this Agreement is in writing and is understandable; (vi) in this Agreement, she waives current ADEA claims; (vii) she has not waived future ADEA claims that may arise after the date of execution of this Agreement; (viii) she is receiving valuable consideration in exchange for execution of this Agreement that she would not otherwise be entitled to receive; and (ix) Employer hereby advises Employee in writing to discuss this Agreement with her attorney (at her own expense) prior to execution, and she has done so to the extent she deemed appropriate.

(b)           Review & Revocation.

Review: Before executing this Agreement, Employee may take 21 days to consider this Agreement. Employee acknowledges and agrees that her waiver of rights under this Agreement is knowing and voluntary and complies in full with all criteria of the regulations promulgated under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, and any and all federal, state and local laws, regulations, and orders. Employer hereby advises Employee in writing to consult with an attorney prior to executing this Agreement. In the event that Employee executes this Agreement prior to the expiration of the 21-day period, she acknowledges that her execution was knowing and voluntary and not induced in any way by Employer or any other person.

Revocation: For a period of 7 days following her execution of this Agreement, Employee may revoke this Release. If she wishes to revoke this Release, she must revoke in writing by delivering a written revocation to Human Resources & Legal Departments, Support.com, 900 Chesapeake, Redwood City, California 94063, 650-482-3761 (confidential facsimile number), or the revocation will not be effective. If Employee timely revokes this Agreement, all provisions hereof will be null and void, including the payment in Paragraph 2.2 above. If Employee does not advise Employer in writing that she revokes this Release within 7 days of her execution of it, this Release shall be forever enforceable. The 8th day following Employee’s execution of this Agreement shall be the Effective Date of this Release. This Agreement is not effective or enforceable until the revocation period has expired.

2.17         Stock Options and Other Rights. Nothing in this Agreement shall alter or affect any of Employee’s outstanding stock options or any other equity rights or Employee’s rights or responsibilities with respect thereto, including, but not limited to, Employee’s rights to exercise, following the Termination Date, any of her options vested as of the Termination Date. Such rights and responsibilities shall be governed by the terms and conditions of Employer’s applicable equity plan(s) and any applicable award agreement(s). Solely for purposes of exercising her rights under the applicable equity plan(s) and/or award agreements, Employee’s resignation shall be deemed an “Involuntary Termination,” thereby satisfying the Company’s standard executive “double-trigger” change of control acceleration provisions and accelerating 100% of Employee’s unvested/unreleased shares/options and other equity grants in accordance with the terms of Employee’s offer letter, dated May 8, 2014.

2.18         Unemployment Benefits. Employer will not contest Employee’s eligibility for unemployment benefits.

2.19         Indemnification. On and after the Termination Date, Employer shall continue to indemnify Employee, to the full extent permitted by law, against liability claims arising out of her activities as an employee, officer and/or director of the Company and provide her with continued coverage in respect to such claims under any Directors’ and Officers’ insurance policy that Employer maintains to the maximum extent provided in Employee’s indemnification agreement.

2.20         Reimbursement of Business Expenses. Employee shall be reimbursed for all reasonable and necessary business-related expenses submitted for reimbursement to Employer in accordance with Company policy.

2.21         No-Admission of Liability. Employee understands and acknowledges that this Agreement is in no way an admission of any legal liability or wrongdoing by Employer for any acts or omissions with respect to Employee, including, but not limited to, Employee’s employment with, or separation of employment from, Employer.

2.22         Acknowledgment Regarding Wages. Employee acknowledges and agrees that, with the payment of final wages noted in Paragraph 1, Employee: (a) has received all pay to which Employee was entitled during her employment with Employer; (b) is not owed unpaid wages or unpaid overtime compensation by Employer; and (c) does not believe that her rights under any state or federal wage and hour laws, including the federal Fair Labor Standards Act (“FLSA”), were violated by any employee during her employment with Employer.

2.23         Disclosure. Employee acknowledges and warrants that she is not aware of, or that she has fully disclosed to the Employer in writing, any matters for which she was responsible or which came to her attention as an employee of the Employer that might give rise to, evidence, or support any claim of illegal or improper conduct, regulatory violation, unlawful discrimination, retaliation, or other cause of action against the Employer.

2.24         Entire Agreement. This is the entire Agreement between Employee and Employer. In signing this Agreement and it becoming effective, Employee represents and warrants that she is not relying on any statements, representations, negotiations, promises or agreements that are not expressly set forth in this Agreement. Employee also understands and agrees that: (a) this Agreement contains Employee’s entire understanding, and the entire agreement by Employee, with respect to the matters covered herein; and (b) this Agreement merges, cancels, supersedes and replaces all prior statements, representations, negotiations, promises or agreements relating to the subjects covered by this Agreement that may have been made by any of the Releasees, including, but not limited to, Employee’s offer letter from Employer, except (i) the CITA executed by Employee which remains in full force and effect in accordance with its terms, (ii) the benefit plans and agreements referenced herein, and (iii) any debt obligation Employee owes to Employer.

2.25         No Precedent. The terms of this Agreement will not establish any precedent, nor will this Agreement be used as a basis to seek or justify similar terms in any subsequent situation involving persons other than Employee. This Agreement may not be offered, used, or admitted into evidence in any proceeding or litigation, whether civil, criminal, arbitral or otherwise for such purpose.

2.26         Attorneys’ Fees. If either party breaches any provision or obligation of this Agreement, the non-breaching party is entitled to recover all costs, including reasonable attorneys’ fees and expenses, incurred by such party in enforcing the Agreement, whether by filing suit or otherwise.

2.27         Binding Effect. This Agreement inures to the benefit of, and is binding upon, the parties and their respective successors and assigns.

2.28         Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute the same Agreement.

2.29         Section 409A. The parties hereto intend that all benefits and payments to be made hereunder will be provided or paid in compliance with all applicable provisions of section 409A of the Internal Revenue Code and the regulations issued thereunder, and the rulings, notices and other guidance issued by the Internal Revenue Service interpreting the same, and this Agreement shall be construed and administered in accordance with such intent. The parties also agree that this Agreement may be modified, as reasonably requested by either party, to the extent necessary to comply with all applicable requirements of, and to avoid the imposition of any additional tax, interest and penalties under section 409A of the Code in connection with the benefits and payments to be provided or paid hereunder. Any such modification shall maintain the original intent and benefit of the applicable provision of this Agreement, to the maximum extent possible, without violating section 409A of the Code. In accordance with Section 1.409A-3(d) of the Treasury Regulations, a payment under this Agreement will be treated as made on the designated payment date if the payment is made (i) at such date or a later date within the same calendar year, or if later, by the 15th day of the third month following the date designated in this Agreement or (ii) at a date no earlier than 30 days before the designated payment date (provided that Employee may not, directly or indirectly, designate the year of payment). Notwithstanding any provision in this Agreement to the contrary, the following special provisions shall govern the payment date of Employee’s cash severance payment in the event that payment is deemed to constitute an item of deferred compensation under Section 409A: (i) the severance payment will be paid to Employee on the 60th day following the Termination Date (subject to the timely execution and effectiveness of the release provided herein), and (ii) notwithstanding clause (i) above, no payments or benefits to which Employee becomes entitled under this Agreement that constitute a deferral of compensation within the meaning of Code Section 409A shall be made or paid to Employee prior to the earlier of (i) the expiration of the six (6)-month period measured from the Termination Date or (ii) the date of Employee’s death, if she is deemed at the time of such separation from service to be a “key employee” within the meaning of that term under Code Section 416(i) and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A(a)(2). Upon the expiration of the applicable deferral period, all payments deferred pursuant to this paragraph shall be paid to Employee in a lump sum on the next scheduled payroll date. Each payment under this Agreement is intended to be a “separate payment” and not one of a series of payments for purposes of Section 409A.

[The remainder of this page has been intentionally left blank.]

EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS READ THIS AGREEMENT, UNDERSTANDS IT AND IS VOLUNTARILY ENTERING INTO IT WITH THE INTENTION OF RELINQUISHING ALL CLAIMS AND RIGHTS OTHER THAN THOSE SET FORTH HEREIN.

SUPPORT.COM , INC.			EMPLOYEE
Elizabeth M. Cholawsky

By:	/s/ Roop Lakkaraju	By:	/s/ Elizabeth M. Cholawsky

Printed
Its:	Executive Vice President, Chief	Name:	Elizabeth M. Cholawsky
Operating Officer and Chief
Financial Officer

Date:	October 31, 2016	Date:	October 31, 2016